Exhibit 15a


                               DISTRIBUTION PLAN
                                       OF
                       LEGG MASON TAX-EXEMPT TRUST, INC.


         WHEREAS, Legg Mason Tax-Exempt Trust, Inc. (the "Fund") intends to engage in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act");and

         WHEREAS, the Fund desires to adopt a Distribution Plan pursuant to Rule 12b-1 under the 1940 Act and the Board of Directors has determined that there is a reasonable likelihood that adoption of this Distribution Plan will benefit the Fund and its shareholders; and

         WHEREAS, the Fund intends to enter an agreement whereby Legg Mason Wood Walker, Incorporated ("Legg Mason") will serve as underwriter of the Fund's shares:

         NOW, THEREFORE, the Fund hereby adopts this Distribution Plan (the "Plan") in accordance with Rule 12b-1 under the 1940 Act on the following terms and conditions:

         1. The Board of Directors of the Fund is hereby authorized at its sole discretion, to pay to Legg Mason for distribution services a fee not to exceed an annual rate of .20% of the Fund's average daily net assets. Such fee may be calculated daily and paid monthly. Activities for which such payments may be made include, but are not limited to, compensation to persons who engage in or support distribution and redemption of shares, printing of prospectuses and reports for other than existing shareholders, advertising, preparation and distribution of sales literature, and overhead, travel and telephone expenses.

         2. This plan shall not take effect until it has been approved by a vote of at least a majority of the outstanding voting securities, as defined in the 1940 Act, of the Fund.

         3. This plan shall not take effect until it has been approved, together with any related agreements, by votes of a majority of both (a) the Board of Directors of the Fund and (b) those directors of the Company who are not "interested persons" of the Fund, as defined in the 1940 Act, and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it ( the "Rule 12b-1 Directors"), cast in person at a meeting or meetings called for the purpose of voting on this Plan and such related agreements.

         4. This Plan shall continue in effect for successive periods of one year from its execution for so long as such continuance is specifically approved at least annually in the manner provided for approval of this plan in paragraph 3 hereof.


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         5. Any person  authorized to direct the  disposition  of monies paid or payable by the Fund pursuant to this Plan or any related agreement shall provide to the Fund's Board of Directors and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

         6. This Plan may be terminated at any time by a vote of a majority of the Rule 12b-1 Directors or by vote of a majority of the outstanding voting securities, as defined in the 1940 Act, of the Fund.

         7. This plan may not be amended to increase materially the amount of distribution expenses authorized hereby unless such amendment is approved in the manner provided for initial approval in paragraph 2 hereof, and no material amendment to the Plan shall be made unless such amendment is approved in the manner provided for initial approval in paragraph 3 hereof.

         8. While this Plan is in effect, the selection and nomination of directors who are not interested persons , as defined in the 1940 Act, of the Fund shall be committed to the discretion of the directors who are themselves not interested persons.

         9. The Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 5 hereof for a period of not less than six years from the date of execution of this Plan, or of the agreements or of such reports, as the case may be, the first two years in an easily accessible place.

         IN WITNESS WHEREOF, the Fund has executed this Distribution Plan on the day and the year set forth below:



Date:    July 1, 1983                  LEGG MASON TAX-EXEMPT TRUST, INC.



                                       By: /s/ Edmund J. Cashman, Jr.
                                           _____________________________________
                                               Edmund J. Cashman, Jr., President


Attest:


By: /s/ Suzanne E. Peluso
    _________________________________
         Suzanne E. Peluso, Secretary


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